Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE ORCHARD ENTERPRISES, INC.

ARTICLE I

NAME

The name of the corporation is The Orchard Enterprises, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AND PRINCIPAL OFFICES

The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent, State of Delaware 19904.  The name of its registered agent at such address is United Corporate Services, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

SECTION 1.  Authorized Capital.

(a)           The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.01 par value, and Preferred Stock, $0.01 par value.  The aggregate number of shares that the Corporation is authorized to issue is Thirty-One Million (31,000,000) shares, of which Thirty Million (30,000,000) shares shall be designated Common Stock and One Million (1,000,000) shares shall be designated Preferred Stock.

(b)           Subject to the limitations and restrictions set forth herein:

(i)           the Preferred Stock may be issued from time to time in one or more series in such numbers and with such designations, preferences, and relative participating, optional, or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in a resolution or resolutions providing for the issuance of such class, classes or series duly adopted by the Board of Directors, pursuant to the authority hereby given as provided by statute; and

(ii)          the Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of authorized shares of any series of Preferred Stock subsequent to the issue of shares of that series.

SECTION 2.  Common Stock.

(a)           Ranking.  All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of Preferred Stock.

(b)           Dividends.  Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation that are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

(c)           Voting Rights.  Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him, her or it of record on the books of the Corporation on all matters submitted to a vote of stockholders of the Corporation.

(d)           Liquidation, Dissolution or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Second Amended and Restated Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

SECTION 3.  Series A Preferred Stock.

(a)           Designation; Amount.  The shares of such series of Preferred Stock shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares constituting such series shall be Four Hundred Eighty-Eight Thousand Eight Hundred Thirty-Three (488,833) shares.

(b)           Dividends.  Except as provided herein, the holders of Series A Preferred Stock, shall not be entitled to receive any dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend in an amount equal to the dividend they would have received if all outstanding shares of Series A Preferred Stock (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) had been converted into shares of Common Stock on the record date fixed for the payment of such dividend.

(c)           Priority in Certain Payments and Distributions.

(i)           Payments to Holders of Series A Preferred Stock Upon Liquidation, Dissolution or Winding Up of the Corporation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (whether in cash, securities or other property), before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (A) $55.70 per share (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared pursuant to Section 3(b) above but unpaid thereon, and (B) such amount per share as would have been payable had each share of the Series A Preferred Stock been converted into Common Stock pursuant to Section 3(e) below immediately prior to such liquidation, dissolution or winding up, plus any dividends declared pursuant to Section 3(b) above but unpaid thereon (the greater of (A) and (B) is hereinafter referred to as the “Series A Liquidation Amount”).  If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, the full amount to which such holders shall be entitled, the holders of shares of Series A Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)          Payments to Holders of Junior Stock Upon Liquidation, Dissolution or Winding Up of the Corporation.  After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series A Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(iii)         Payments and Distributions Upon Change of Control Event.  Except as otherwise provided upon the prior vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, for so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not enter into or otherwise effect any transaction (or series of transactions) constituting a Change of Control Event (as defined below) unless (A) with respect to a Change of Control Event involving the sale or exclusive license of all or substantially all of the Corporation’s assets or intellectual property (pursuant to a single transaction or a series of transactions) the Corporation shall as promptly as practicable thereafter liquidate, dissolve and wind up the Corporation and distribute the assets of the Corporation (whether in cash, securities or other property) to the Corporation’s stockholders in accordance with Sections 3(c)(i) and 3(c)(ii) and (B) with respect to a Change of Control Event involving a transaction in which the stockholders of the Corporation will receive consideration from an unrelated third party, the agreement governing such transaction (or series of transactions) provides that the consideration payable to the stockholders of the Corporation (whether in cash, securities or other property) shall be allocated among them in accordance with Sections 3(c)(i) and 3(c)(ii).

For purposes of this Section 3(c)(iii), a “Change of Control Event” shall mean any of the following:

(A)           a merger or consolidation in which:  (1) the Corporation is a constituent party; or (2) a subsidiary of the Corporation is a constituent party, except in either case, any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, in approximately the same proportion as such shares were held immediately prior to such merger or consolidation, at least 51%, by voting power and economic interest, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(B)           the sale or exclusive license, in a single transaction or series of related transactions, by the Corporation of all or substantially all of the assets or intellectual property of the Corporation (except where such sale or exclusive license is to a wholly owned subsidiary of the Corporation); or

(C)           the sale, in a single transaction or series of related transactions, by the Corporation or its stockholders of more than 50% of the outstanding stock by voting power or economic interest (or securities convertible into stock) of the Corporation, except any such sale or series of sales in which the holders of capital stock of the Corporation immediately prior to such sale or sales continue to hold immediately following such sale or sales, in approximately the same proportion as such shares were held immediately prior to such sale or sales, at least 51%, by voting power and economic interest, of the capital stock of the Corporation.

(d)           Voting.

(i)           General Rights.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the provisions of Section 3(c)(iii) above and Section 3(d)(ii) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(ii)          Separate Vote of Holders of Series A Preferred Stock.  For so long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock, consenting or voting (as the case may be) separately as a class, shall be necessary for effecting or validating the following actions:

(A)           Any amendment, alteration or repeal (including any amendment, alteration or repeal effected by a merger, consolidation or similar business combination) of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation) that affects adversely the voting powers, preferences, dividends or other special rights or privileges, qualifications, limitations or restrictions of the Series A Preferred Stock;

(B)           Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Preferred Stock;

(C)           Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock (or any other securities convertible into equity securities of the Corporation) ranking superior to or on a parity with the Series A Preferred Stock with respect to voting powers, preferences, dividends or the other special rights or privileges, qualifications or restrictions of the Series A Preferred Stock; or, if any such new class or series is consented to by the holders of Series A Preferred Stock, any subsequent increase in the authorized or designated number of any such new class or series;

(D)           Any reorganization, recapitalization or reclassification of the Corporation and its capital stock; or

(iii)         Any redemption or repurchase of any securities of the Corporation or rights to acquire securities of the Corporation (other than repurchases of Common Stock made in accordance with the terms of any applicable stock plan of the Corporation then in effect).

(e)           Conversion.  The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i)           Right to Convert.

(A)           Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $55.70 by the Series A Conversion Price in effect at the time of conversion (the “Series A Conversion Rate”), The “Series A Conversion Price” shall initially be $16.71.  Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(B)           In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 3(f) hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the Redemption Date (as defined below), unless either (1) a Redemption Right Termination occurs in which case the Corporation’s attempt to exercise the Redemption Right shall immediately terminate and become null and void and the Conversion Rights for such shares shall not terminate or (2) the Redemption Price (as defined below) is not paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.  In the event of such a redemption or liquidation, dissolution or winding up, the Corporation shall provide to each holder of shares of Series A Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (x) be sent at least 30 days prior to the termination of the Conversion Rights and (y) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(ii)          Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

(iii)         Mechanics of Conversion.

(A)           In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(B)           The Corporation shall at all times when any Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

(C)           All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued pursuant to Section 3(b) above but unpaid thereon.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series of Series A Preferred Stock accordingly.

(D)           The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 3(e).  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(iv)         Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time on or after the Original Issue Date for the Series A Preferred Stock effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series A Preferred Stock, the applicable Series A Conversion Price then in effect immediately before that subdivision or combination shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Original Issue Date (as defined below) for the Series A Preferred Stock combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock, the Series A Conversion Price then in effect immediately before the combination or subdivision shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

For purposes of this Section 3(e), the term “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock, was first issued.

(v)          Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time on or after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(A)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (1) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (2) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(vi)        Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time on or after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or record date, as the case may be.

(vii)       Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 3(e), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth the Series A Conversion Price then in effect.

(viii)      Notice of Record Date.  In the event:

(A)           the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(B)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(C)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (1) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (2) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

(f)           Redemption.

(i)           Optional Redemption.  On any date commencing after the fifth anniversary of the Original Issue Date (the “Exercise Date”), so long as the Stock Price Requirement (as defined below) has been satisfied the Corporation, at the option of its Board of Directors or any duly authorized committee thereof, may exercise its right to redeem in whole, but not in part, all shares of Series A Preferred Stock then outstanding, upon delivery of a Redemption Notice (as defined below) in accordance with the requirements and subject to the conditions of Section 3(f)(iii) (the “Redemption Right”); provided, however, that if for any day during the period between the Exercise Date and the business day immediately preceding the Redemption Date (as defined below), the closing price of the Corporation’s Common Stock on the applicable Trading Market (as defined below) is less than $25.50 (subject to adjustment for stock splits, combinations or stock dividends), then the Corporation’s attempt to exercise the Redemption Right in such instance shall immediately terminate and become null and void (a “Redemption Right Termination”) and the Corporation shall not be entitled to exercise the Redemption Right again unless and until the Stock Price Requirement and the other requirements and conditions of this Section 3(f) are subsequently satisfied.  Notwithstanding anything to the contrary contained in this Section 3(f) or elsewhere, holders of Series A Preferred Stock shall be entitled to convert their shares pursuant to Section 3(e) above up through the close of business on the business day immediately preceding the Redemption Date regardless of whether such holder exercises such right after the Corporation has exercised the Redemption Right or delivered a Redemption Notice.

For purposes of this Section 3(f), the “Stock Price Requirement” shall be satisfied if the average closing price of the Corporation’s Common Stock on the applicable Trading Market for the 30 day period immediately prior to the Exercise Date shall be greater than or equal to $30.00 (subject to adjustment for stock splits, combinations or stock dividends).  For purposes of this Section 3(f), “Trading Market” shall mean any of the following markets, exchanges or systems on which the Corporation’s Common Stock is listed or quoted for trading for the 30 day period in question:  the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq Global Market or the Nasdaq SmallCap Market.

(ii)         Redemption Price.  The redemption price for shares of Series A Preferred Stock shall be $55.70 per share (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared pursuant to Section 3(b) above but unpaid thereon (the “Redemption Price”).

(iii)         Notice of Redemption.  No later than five business days after the Exercise Date, notice of redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares at their respective last addresses appearing on the stock register of the Corporation (the “Redemption Notice”).  The Redemption Notice shall be delivered at least 30 days and not more than 60 days before the date fixed for redemption.  Each Redemption Notice shall state (A) the redemption date (the “Redemption Date”); (B) the Redemption Price per share and the aggregate Redemption Price payable to such holder; (C) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (D) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date.  If a Redemption Right Termination occurs, the Corporation shall promptly give notice of such event to holders of record of shares of Series A Preferred Stock in the manner contemplated by this Section 3(f)(iii) for delivery of Redemption Notices.

(iv)         Surrender of Certificates; Payment.  Unless a Redemption Right Termination has subsequently occurred or a holder of Series A Preferred Stock has exercised his, her or its right to convert such shares as provided in Section 3(e) hereof, on or before the respective Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the respective Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(v)          Rights Subsequent to Redemption.  Unless a Redemption Right Termination has subsequently occurred or a holder of Series A Preferred Stock has exercised his, her or its right to convert such shares as provided in Section 3(e) hereof, if the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the applicable Redemption Price payable upon redemption of the Series A Preferred Stock is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such respective Redemption Date and all rights with respect to such shares shall forthwith after the respective Redemption Date terminate, except only the right of the holders to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates therefor.

(vi)         Redeemed or Otherwise Acquired Shares.  Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption or repurchase.

ARTICLE V

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon officers, directors and stockholders herein are granted subject to this reservation.

ARTICLE VI

DURATION

The Corporation is to have perpetual existence.

ARTICLE VII

BOARD COMPOSITION AND POWERS

SECTION 1.  Board Composition.  The number of directors of the Corporation which shall constitute the whole Board of Directors shall be such as from time to time may be fixed by or in the manner provided in the Bylaws but in no case shall the number of directors be less than one.  Except as may otherwise be required by law, vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

SECTION 2.  Board Powers.  All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.  In furtherance and not in limitation of the powers conferred by statute and by law, the Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal Bylaws of the Corporation, without any action on the part of the stockholders.

ARTICLE VIII

INTERESTED TRANSACTIONS; LIMITATION ON LIABILITY AND INDEMNIFICATION

SECTION 1.  Interested Transactions.  No contract or transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because such directors or officers are present at or participate in the meeting of the Board of Directors or the committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose if:

(a)           The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b)           The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)           The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

In any case described in this Section 1, any common or interested director may be counted in determining the existence of a quorum at any meeting of the Board of Directors or any committee which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction.  Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

SECTION 2.  Limitation on Liability.  A director of the Corporation shall not be personally liable to the Corporation and to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

SECTION 3.  Indemnification.

(a)           Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in clause (d) of this Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section 3(a) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 3 or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)           If a claim under Section 3(a) of this Article VIII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)           The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 3 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(d)           The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE IX

CREDITOR MATTERS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

Meetings of the stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.